Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Giant Motorsports, Inc.

We hereby consent to the use in the prospectus constituting part of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of our report dated April 8, 2007 on the financial statements of Giant Motorsports, Inc. as of December 31, 2006, 2005 and 2004 and for the years then ended which appear in such prospectus.

We also consent to the reference to our Firm under the caption "Experts" in such prospectus.

/s/ Bagell, Josephs, Levine & Company, LLC

Bagell, Josephs, Levine & Company, LLC
Gibbsboro, New Jersey

May 31, 2007